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                                                                    EXHIBIT 23.2


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Synopsys, Inc.



We consent to incorporation by reference in the Registration Statement dated on or about April 24, 1998 on Form S-8 of Synopsys, Inc. of our report dated October 17, 1997, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, and the related schedule, which reports appear or are incorporated by reference in the September 30, 1997, Annual Report on Form 10-K of Synopsys, Inc.

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP


Mountain View, California
April 23, 1998